Exhibit 1.1

Execution Version

AMENDMENT NO. 3 TO
EQUITY DISTRIBUTION PROGRAM DISTRIBUTION AGREEMENT

This AMENDMENT NO. 3 TO EQUITY DISTRIBUTION PROGRAM DISTRIBUTION AGREEMENT (this “Amendment”), dated as of May 4, 2012, is by and between Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), and Knight Capital Americas, L.P., a Delaware limited partnership (“KCA,” and together with the Company, the “Parties,” and each individually, a “Party”).  Capitalized terms not otherwise defined herein have the meanings given to them in the Distribution Agreement (as defined below).

RECITALS

WHEREAS the Company and KCA are parties to that certain Amended and Restated Equity Distribution Program Distribution Agreement, dated as of September 9, 2011, as amended by Amendment No. 1 thereto, dated as of December 2, 2011, and Amendment No. 2 thereto, dated as of March 5, 2012 (as amended, the “Distribution Agreement”);

WHEREAS, between the date of the Distribution Agreement and the date hereof, the Company has, among other things, effected an exchange of its ownership interest in Ariana Energy, LLC, a Tennessee limited liability company, and Trust Energy Company, LLC, a Kentucky limited liability company, for 1.9 million of the Company’s common units (the “Exchange”); and

WHEREAS, the Company and KCA have agreed to amend the Distribution Agreement as set forth herein to reflect the Exchange;

NOW THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto hereby agree as follows:

1. Amendments.

(a) Third Paragraph.  The Company and KCA agree that the third paragraph of the Distribution Agreement, consisting of the words “As of the date hereof:” and four subparagraphs (a), (b), (c) and (d) (collectively, the “Third Paragraph”), is hereby amended by:

(i) Deleting subparagraphs (b) and (c) of the Third Paragraph in their entirety and replacing them with the following:

As of the date hereof:

(b)
VNG beneficially owns all of the issued and outstanding limited liability company interests in each of VNR Holdings, LLC, a Delaware limited liability company (“VNR Holdings”), Vanguard Permian, LLC, a Delaware limited liability company (“Permian”), and Encore Energy Partners Operating LLC, a Delaware limited liability company (“Encore Operating”).

(c)
Encore Operating beneficially owns all of the issued and outstanding limited liability company interests in Encore Clear Fork Pipeline LLC, a Delaware limited liability company (“Clear Fork” and, together with VNR Holdings, Permian and Encore Operating, the “Operating Subsidiaries”).

(b) Fourth Paragraph.  The Company and KCA agree that the fourth paragraph of the Distribution Agreement, which begins with the words “The Company, VNG, TEC, VNR Holdings” (the “Fourth Paragraph”) is hereby amended by:

(i) Deleting the Fourth Paragraph in its entirety and replacing it with the following:

The Company, VNG, VNR Holdings, Permian, VNR Finance, Encore Operating and Clear Fork are sometimes referred to herein collectively as the “Vanguard Parties.” As used herein, “Operative Agreements” means collectively, the Company LLC Agreement (as defined in Section 4(f) hereof), the VNG LLC Agreement (as defined in Section 4(h) hereof), the Certificate of Incorporation and Bylaws of VNR Finance (the “VNR Finance Organizational Documents”), and each Operating Subsidiary LLC Agreement (as defined in Section 4(j)  hereof), as they may be amended or restated at or prior to the Closing Date (as defined below).

(c) Representations and Warranties of the Company.  The Company and KCA agree that Section 4 of the Distribution Agreement is hereby amended by:

(i) Deleting subsection (j) in its entirety and replacing it with the following:

(j)
VNG directly or indirectly owns 100% of the limited liability company interests in each of the Operating Subsidiaries; such limited liability company interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the applicable Operating Subsidiary (each such limited liability company agreement, an “Operating Subsidiary LLC Agreement”) and are fully paid (to the extent required in the applicable Operating Subsidiary LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware LLC Act and Kentucky Revised Statutes Section 275.230, as applicable); and VNG directly owns such limited liability company interests free and clear of any Liens, other than those permitted or arising under the Credit Agreement and the Term Loan and restrictions on transferability contained in the applicable Operating Subsidiary LLC Agreement.

(ii) Deleting subsection (z) in its entirety and replacing it with the following:

(z)
BDO USA, LLP, which has certified certain financial statements (including the related notes and supporting schedules) of the Company filed with the Commission as part of the Registration Statement and included in or incorporated by reference into the Prospectus and delivered its reports related thereto, is an independent registered public accounting firm with respect to the Vanguard Parties within the meaning of the Act and the applicable published rules and regulations thereunder and was such during the periods covered by the financial statements on which it reported.

(d) Schedule I.  The Company and KCA agree that Schedule I of the Distribution Agreement is hereby amended by deleting it in its entirety and replacing it with Annex A attached hereto.

(e) Exhibit D.  The Company and KCA agree that Exhibit D to the Distribution Agreement is hereby amended by deleting it in its entirety and replacing it with Annex B attached hereto.

2. Incorporation of Representations and Warranties from Distribution Agreement.  The representations and warranties contained in Section 4 of the Distribution Agreement, as modified by this Amendment, are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date of the Distribution Agreement, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

3. Severability.  If any provision of this Amendment is void or unenforceable under the governing law, (a) such provision shall be deemed severed from this Amendment and the validity and enforceability of the remainder of this Amendment shall not be affected thereby, and (b) the Parties shall negotiate in good faith an equitable amendment to any such provision with the view to effecting, to the extent legally possible, the original purpose and intent of this Amendment.

4. Headings.  The Section headings and other headings in this Amendment are inserted solely as a matter of convenience and for reference and are not and shall not be deemed to be a part of this Amendment.

5. Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any signature page of any such counterpart, or any facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart to this Amendment, and any facsimile transmission of any Party’s signature to any counterpart shall be deemed an original signature and shall bind such Party.

6. Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York without reference to the conflict of laws provisions thereof.

7. Amendment and Waiver.  The Distribution Agreement, as amended hereby, shall remain in full force and effect and embodies the entire agreement and understanding between the Parties with respect to the subject matter of the Amendment and supersedes all prior agreements and understandings between the Parties relating to such subject matter.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Equity Distribution Program Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VANGUARD NATURAL RESOURCES, LLC

By:  /s/ Richard Robert
Name:  Richard Robert
Title:    EVP and CFO

KNIGHT CAPITAL AMERICAS, L.P.

By:       /s/ William Kelly
Name:  William Kelly
Title:    Managing Director

ANNEX A

SCHEDULE I TO DISTRIBUTION AGREEMENT

[See attached]

Schedule I

Subsidiaries and Foreign Qualifications

Entity	State of Incorporation	State(s) of Foreign Qualification
Vanguard Natural Resources, LLC	Delaware	Texas
Vanguard Natural Gas, LLC	Kentucky	None
VNR Holdings, LLC	Delaware	Texas
Vanguard Permian, LLC	Delaware	Mississippi, New Mexico and Texas
VNR Finance Corp.	Delaware	None
Encore Energy Partners Operating LLC	Delaware	Montana, North Dakota, Texas and Wyoming
Encore Clear Fork Pipeline LLC	Delaware	Montana and Wyoming

ANNEX B

EXHIBIT D TO DISTRIBUTION AGREEMENT

[See attached]

Exhibit D

Opinion of Wyatt, Tarrant & Combs LLP, Counsel for the Company

(1) VNG has been duly formed and is validly existing in good standing as a limited liability company under the laws of its state of formation, with full limited liability company power and authority to own, lease and operate its properties and to conduct its business in which it is engaged and to enter into and perform its obligations under the VNG LLC Agreement, and is duly registered or qualified to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction which requires such registration or qualification;

(2) the Company directly owns 100% of the outstanding limited liability company interests in VNG; all such limited liability company interests have been duly authorized and validly issued in accordance with the VNG LLC Agreement and are fully paid (to the extent required in the VNG LLC Agreement) and nonassessable (except as such nonassessability may be affected by the applicable provisions of the limited liability company law applicable to VNG); and the Company directly owns all such limited liability company interests free and clear of all liens, encumbrances (except restrictions on transferability as described in the Prospectus and except for such liens as may be imposed or permitted under the Credit Agreement and the Term Loan), security interests, charges or claims (a) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Company as debtor is on file in the office of the Secretary of State of Delaware, or (b) otherwise known to us, without independent investigation, other than those created by or arising under the applicable provisions of the limited liability company law applicable to VNG;

(3) the VNG LLC Agreement has been duly authorized, executed and delivered by VNG;

(4) assuming the due authorization, execution and delivery by each party thereto other than VNG, the VNG LLC Agreement constitutes a valid and legally binding agreement of VNG, enforceable against VNG, in accordance with its terms; provided that the enforceability thereof may be limited (a) by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (b) public policy, applicable law relating to fiduciary duties, indemnification and contribution and an implied covenant of good faith and fair dealing and (c) in the case of the enforceability of equitable rights and remedies provided for in such agreements, equitable defenses and judicial discretion;

(5) (a) except for restrictions on transfer contained in the VNG LLC Agreement or as described in the Prospectus, there are no preemptive rights or other rights under the VNG LLC Agreement to subscribe for or to purchase, nor any restrictions upon the voting or transfer of, any equity securities of VNG; (b) to our knowledge, except as described in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for limited liability company interests or other ownership interests in VNG are outstanding; and (c) to our knowledge, neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by the Equity Distribution Agreement gives rise to any rights for or relating to the registration of any Units or other securities of VNG, in the case of clauses (a) and (c), under the VNG LLC Agreement or the laws of the state of formation for VNG;

(6) no consent, approval, authorization or order of or filing with any court or governmental agency or body is required for the execution, delivery and performance of the VNG LLC Agreement by VNG and the consummation of the transactions contemplated by the Equity Distribution Agreement and in the Prospectus, except in each case for such consents, approvals, authorizations, filing or orders (a) as have been obtained, (b) as may be made by the Company under the Act, the Exchange Act and applicable state securities or “Blue Sky” laws, as to which we express no opinion, (c) as may be required pursuant the statutes and regulations of the Commonwealth of Kentucky relating to the licensing, transfer or operation of oil and/or gas wells, as to which we express no opinion, or (iv) the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect;

(7) none of the offering, issuance or sale of the Units, the application of the proceeds therefrom as described under the caption “Use of Proceeds” in the Prospectus, the execution, delivery or performance of the Equity Distribution Agreement by the Company or the consummation of any of the transactions contemplated therein, conflicts or will conflict with, or results or will result in a breach or violation of, a default under (or an event that, with notice or lapse of time or both would constitute such an event), or the imposition of any lien, charge or encumbrance upon any property or assets of VNG pursuant to, (a) the certificate of formation, limited liability company agreement, or other organizational documents of VNG, (b) the terms of any agreement or instrument filed as an exhibit to the Registration Statement or any document incorporated by reference into the Prospectus to which VNG is a party or bound or to which its property is subject, (c) the laws of the Commonwealth of Kentucky or federal law, or (d) any judgment, order or decree known to us that is applicable to VNG of any Kentucky or federal court or governmental agency or body having jurisdiction over VNG or any of its properties, excluding those conflicts, breaches, violations, defaults or liens, in the case of clauses (b), (c) or (d), that would not reasonably be expected to have a Material Adverse Effect or could not materially impair the ability of VNG to perform its obligations under the Equity Distribution Agreement; provided, however, that no opinion is expressed pursuant to this paragraph with respect to federal or state securities laws, tax laws or antifraud laws; and

(8) to our knowledge, there is no pending or threatened action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency, authority or body or any arbitrator involving any of the Vanguard Parties or their property of a character required to be disclosed in the Registration Statement that is not disclosed in the Prospectus.